Exhibit 99.2

NEWS RELEASE For more information: Investors: Joe Selner, Chief Financial Officer, 920-491-7120 Media: Janet L. Ford, SVP of Public Relations, 414-207-5070

Lisa B. Binder to Leave Associated Banc-Corp
GREEN BAY, Wis. — May 15, 2009 — Associated Banc-Corp (NASDAQ: ASBC) announced today that effective May 15, 2009, Lisa B. Binder resigned from her position as a member of the Board of Directors and as President and Chief Operating Officer of Associated Banc-Corp and Associated Bank, National Association, and from positions with other Associated subsidiaries.
Chairman and CEO Paul S. Beideman said, “In the nearly two and half years that Lisa has served as our President and COO, she has made important contributions and accomplished a number of very significant initiatives for us. We wish Lisa and her family well.”
“I have significant respect for my colleagues at Associated Banc-Corp. I appreciate their hard work and support and wish them continued success. I look forward to the next chapter in my career,” said Ms. Binder.
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $24 billion. Associated has approximately 300 banking offices serving approximately 160 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.
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